PRICING SUPPLEMENT                                           File No. 333-122639
 (To Prospectus Supplement and Prospectus                         Rule 424(b)(3)
dated February 25, 2005) Pricing Supplement Number: 2478


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                                                     Merrill Lynch & Co., Inc.
                                                    Medium-Term Notes, Series C
                                            Due Nine Months or More from Date of Issue

                                                        Floating Rate Notes

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Principal Amount:             $650,000,000                                   Original Issue Date:            October 27, 2005

CUSIP Number:                 59018YWF4                                      Stated Maturity Date:           October 27, 2008

Issue Price:                  100%

Interest Calculation:                                                        Day Count Convention:
----------------                                                             --------------------
 |x|  Regular Floating Rate Note                                            |x|  Actual/360
 |_|  Inverse Floating Rate Note                                            |_|  30/360
        (Fixed Interest Rate):                                              |_|  Actual/Actual


Interest Rate Basis:
 |x|  LIBOR                                                                 |_|  Commercial Paper Rate
 |_|  CMT Rate                                                              |_|  Eleventh District Cost of Funds Rate
 |_|  Prime Rate                                                            |_|  CD Rate
 |_|  Federal Funds Rate                                                    |_|  Other (see attached)
 |_|  Treasury Rate
 Designated CMT Page:                                                       Designated LIBOR Page:
               CMT Moneyline Telerate Page:                                             LIBOR Moneyline Telerate Page: 3750
                                                                                                       LIBOR Reuters Page:


Index Maturity:               Three Months                                   Minimum Interest Rate:            Not Applicable



Spread:                        + 0.09%                                       Maximum Interest Rate:            Not Applicable

Initial Interest Rate:        Calculated as if the Original Issue            Spread Multiplier:                Not Applicable
                              Date was an Interest Reset Date

Interest Reset Dates:         Quarterly, on the 27th of January, April, July and October, commencing on January 27, 2006, subject to modified following Business Day convention.


Interest Payment Dates:       Quarterly, on the 27th of January, April, July and October, commencing on January 27, 2006, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:         The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:        The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                         The Notes are being issued in fully registered book-entry form.

Trustee:                      JPMorgan Chase Bank, N.A.

Underwriters:                 Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc. and
                              LaSalle Financial Services, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                              Pursuant to an agreement, dated October 24, 2005 (the "Agreement"), between Merrill Lynch &
                              Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                              Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                              Underwriters                                                 Principal Amount of the Notes
                              ------------                                                 -----------------------------

                              Merrill Lynch, Pierce, Fenner & Smith                                         $637,000,000
                                                   Incorporated
                              HSBC Securities (USA) Inc.                                                      $6,500,000
                              LaSalle Financial Services, Inc.                                                $6,500,000
                                                                  Total                                     $650,000,000

                              Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                              The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                              The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:        0.25%

Dated:                        October 24, 2005
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